Exhibit 23.1

CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated May 25, 2006, relating to the 2005 consolidated financial statements of China Security & Surveillance Technology, Inc. and subsidiaries, and to the reference to our firm under the caption “Experts” in the Prospectus.

GHP HORWATH, P.C.
Denver, Colorado
October 23, 2006